EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-106991, No. 333-112487, No. 333-117520, No. 333-122658 and No. 127125) and Form S-8 (No. 333-60640, No. 333-81522, No. 333-88504, No. 333-106923, No. 333-110522, No. 333-116474, and No. 333-125781) of Napster, Inc. of our report dated June 5, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Napster, Inc’s Annual Report on Form 10-K for the year ended March 31, 2006. We also consent to the incorporation by reference of our report dated June 5, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

June 9, 2006